Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. PROVIDES BUSINESS UPDATE RELATING TO COVID-19 PANDEMIC

ATLANTA, April 20, 2020 - Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial service company, provides an update regarding its current business operations related to the COVID-19 pandemic.

Rollins and its family of pest control and wildlife control brands have remained active during the pandemic because the company has been deemed an “essential service” by the Department of Homeland Security. Even as operations have been negatively impacted by the pandemic, our domestic and global facilities remain operational; however, customer retention and sales demand have been impacted depending on the market.

Our company has been required to increase its cost in one very critical area to safely operate. Rollins has purchased and provided personal protective equipment (PPE) for all of its technicians (masks, booties, gloves, coveralls, etc.). This will keep both our employees and customers safe and their health protected.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “Our employees are and remain our most valuable asset. Their safety and that of our customers has been and will always be our highest priority and must be safeguarded during this challenging time.”

The residential pest control segment is positive as Rollins enters into our higher demand months, which is also aided by the start of our mosquito services. Our commercial pest control business has been most adversely impacted, as it crosses multiple verticals such as healthcare, food processing, logistics, grocery, retail and hospitality. Each of these industries is being impacted differently due to the pandemic. Additionally, Rollins recently announced the launch of our brand-new commercial disinfectant service, Orkin® VitalClean™ which should be a positive revenue and profit contributor.

As a result of the impact and challenges related to COVID-19, we have taken many proactive and defensive actions, including temporarily furloughing a number of employees in both field operations and our home offices. The furloughs will allow us to rehire the employees as demand improves. Rollins is providing full employee benefits for those affected.

Additionally, we have suspended merit increases for the corporate office staff, along with management salary reductions in both field and home office positions. Rollins Chairman, Chief Executive Officer, and Chief Operating Officer have taken a reduction to their base pay of 35%, Senior executives 20-25% and our remaining corporate management 5-10%. Non-management employees have not been impacted by these salary reductions. Rollins has also taken actions to reduce discretionary spending, cancelled all non-essential capital expenditures, travel, meetings, training, contractor and temporary services.

“Lower revenue and higher costs related to COVID-19 have caused the company to take these and other steps to aggressively cut company costs, while minimizing the necessary expense related to selling and servicing our customers,” stated Eddie Northen, Rollins Chief Financial Officer.

As the pandemic situation evolves, Rollins will continue to evaluate our actions, and business conditions. To learn more about Rollins, Inc. please visit https://www.rollins.com/.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Mexico, Central and South America, the Caribbean, the Middle East, Asia, Europe, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company's expectations: that its increased costs for the purchase of PPE will keep its employees and customers safe and their health protected; regarding the positive impact of the Company’s entry into the higher demand months on its residential pest control segment; regarding the anticipated positive revenue and profit contributions of the Company’s recently launched Orkin® VitalClean™ commercial disinfectant service; that the temporary furloughs of field operations and home office employees implemented by the Company will allow it to rehire employees as demand improves; and that the Company will continue to evaluate its actions and business conditions as the pandemic continues to evolve. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, the extent and duration of the coronavirus (COVID-19) pandemic and its potential impact on the financial health of the Company’s business partners, customers, supply chains and suppliers, global economic conditions and capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company's operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company's business; the degree of success of the Company's pest and termite process, and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company's ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019.